EXHIBIT 10.5

INFINERA CORPORATION

2007 MANAGEMENT INCENTIVE PLAN

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TABLE OF CONTENTS

(Continued)

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2007 MANAGEMENT INCENTIVE PLAN

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. The Plan was adopted effective as of January 1, 2007.

1.2 Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating selected employees (a) to perform to the best of their abilities and (b) to achieve the Company’s objectives.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.2 “Average Payout Percentage” means the average Payout Percentage, as determined under Section 3.5(b).

2.3 “Base Salary” means the base salary in effect at the end of the Performance Period, exclusive of overtime, premium pay, stock compensation, relocation payments or any other bonus or incentive award payments.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus” means the bonus payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3.6 to modify the award.

2.6 “Bonus Pool” means the pool of funds available for distribution to Participants in accordance with Section 3.2(b). Subject to the terms of the Plan, the Committee shall establish the Bonus Pool for the Performance Period.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. Until otherwise determined by the Board, the Compensation Committee of the Board shall comprise the Committee.

2.8 “Company” means Infinera Corporation, a Delaware corporation, or any successor thereto.

2.9 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10 “Employee” means any employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11 “Fiscal Quarter” means a fiscal quarter of the Company.

2.12 “Fiscal Year” means the fiscal year of the Company.

2.13 “Gross Margin Percentage” means the Company’s gross margin percentage based on Invoiced Shipments.

2.14 “Invoiced Shipments” means the Company’s invoiced shipments.

2.15 “Officer” means an executive officer of the Company as determined by the Committee.

2.16 “Operating Cash Flow” means the Company’s cash flow generated from operating activities.

2.17 “Operating Income” means the Company’s profit from operations, excluding non-cash charges relating to equity based compensation.

2.18 “Participant” means an Employee who has been selected by the Committee for participation in the Plan.

2.19 “Payout Percentage” means the percentage of actual Gross Margin Percentage, Invoiced Shipments, Operating Cash Flow, and Operating Income versus the Performance Targets, as determined under Section 3.5(a).

2.20 “Performance Period” means the 2007 Fiscal Year.

2.21 “Performance Targets” means Gross Margin Percentage, Invoiced Shipments, Operating Cash Flow, and Operating Income, as set forth in Section 3.4.

2.22 “Plan” means this 2007 Management Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.23 “Target Percentage” means the percentage of a Participant’s Base Salary for the Performance Period, as determined by the Committee in accordance with Section 3.3.

2.24 “Termination of Service” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants. Unless and until the Committee provides otherwise, Employees who carry an approved job title at the level of Director or Vice President, but excluding sales Employees, shall be eligible to be Participants. Certain individuals who have a Director title may not be eligible to be Participants based on their actual job position within the grading structure. The Committee’s determination as to who is eligible to be a Participant under the Plan will be final and binding on all employees.

3.2 Determination of Awards.

(a) Participants who are Officers shall generally be eligible to receive a Bonus for the Performance Period equal to such Participant’s Base Salary, multiplied by the product of such Participant’s Target Percentage multiplied by the Average Payout Percentage.

(b) Participants who are not Officers shall generally be eligible to participate in a Bonus Pool which the Committee, in its sole discretion, shall establish. The amount of the Bonus Pool shall be determined by the Committee in its sole discretion after considering the Payout Percentages and Average Payout Percentage for the Performance Period. Each Vice President, shall allocate the Bonus Pool among Participants in his or her team pursuant to guidelines established by the Committee.

3.3 Target Percentages. The Committee, in its sole discretion, shall establish a Target Percentage for each Participant who is an Officer.

3.4 Performance Targets. The Performance Targets for the Performance Period shall be as follows:

(a) Invoiced Shipments: $            .

(b) Gross Margin Percentage:         %.

(c) Operating Cash Flow: $            .

(d) Operating Income: $            .

3.5 Payout Percentages.

(a) At the end of the Performance Period, the Committee shall determine, in its sole discretion, the extent to which the Performance Targets have been satisfied. The Company’s actual Invoiced Shipments, Gross Margin Percentage, Operating Cash Flow and Operating Income for the Performance Period shall be used to establish each metric’s Payout Percentage in accordance with the chart below. Notwithstanding anything in the Plan to the contrary, no Bonuses shall be distributed under the Plan if the Operating Income Performance Target is not achieved for the Performance Period.

Metric	Target	Actual Performance	Payout Percentage
Invoiced Shipments	$	$ - $ $ - $ > $	100 150 200	% % %

Gross Margin Percentage	%	% - % % - % % - % > %	50 100 150 200	% % % %

Operating Cash Flow	$	$ - $ $ - $ > $	100 150 200	% % %

Operating Income	$	$ - $ $ - $ > $	100 150 200	% % %

(b) The Average Payout Percentage shall be calculated by adding the Payout Percentages for Invoiced Shipments, Gross Margin Percentage, Operating Cash Flow and Operating Income, and then dividing the resulting number by four (4).

3.6 Discretion to Modify Awards and Bonus Pool. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (a) increase, reduce or eliminate a Participant’s Target Percentage, (b) increase, reduce or eliminate a Participant’s actual Bonus for the Performance Period, and/or (c) increase, reduce or eliminate the amount allocated to the Bonus Pool. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and shall not be required to establish any allocation or weighting with respect to the factors it considers.

3.7 Discretion to Modify Performance Targets and Calculation of Bonus. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion, during the Performance Period (a) modify the Performance Targets and/or (b) modify the formula for calculating Bonuses.

SECTION 4

PAYMENT OF BONUSES

4.1 Eligibility for Payment.

(a) Unless otherwise determined by the Committee, a Participant must be an Employee on the first day of the Performance Period to receive a full Bonus under the Plan.

(b) If a Participant becomes an Employee after the first day of the Performance Period, he or she may receive a pro-rated Bonus under the Plan; provided, however, that a Participant must be an Employee on or before the first day of a Fiscal Quarter for such Fiscal Quarter to count towards the Participant’s Bonus calculation. The Participant’s pro-rated Bonus shall be calculated by multiplying the Participant’s full Bonus by a fraction, with a numerator equal to the number of full Fiscal Quarters after the Participant’s start date and ending on the last day of the Performance Period, and a denominator equal to four (4).

(c) Notwithstanding anything in the Plan to the contrary, to receive a Bonus under the Plan, a Participant (i) must not have had a Termination of Service during the Performance Period and (ii) must be an Employee on the last day of the Performance Period.

4.2 Right to Receive Payment. Each Bonus shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.3 Timing of Payment. Payment of each Bonus shall be made as soon as administratively practicable as determined by the Committee after the end of the Performance Period during which the Bonus was earned.

4.4 Form of Payment. Each Bonus shall be paid in cash in a single lump sum.

4.5 Payment in the Event of Death or Disability. If a Participant dies or becomes Disabled prior to the payment of a Bonus earned by him or her prior to death or Disability for a prior Performance Period, the Bonus shall be paid to his or her estate or to the Participant, as the case may be, subject to the Committee’s discretion to reduce or eliminate any Bonus otherwise payable.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee, whose members shall be appointed by the Board. The Board may appoint different Committees to administer the Plan with respect to different groups of Employees and/or Participants.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding. The Company shall withhold all applicable taxes from any Bonus, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

6.2 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

6.3 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.5 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Bonus theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5 Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.

8.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.